Exhibit 10.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of October 17, 2017 by and among Apollo Medical Holdings, Inc., a Delaware corporation (“Parent”), Apollo Acquisition Corp., a California corporation (“Merger Sub”), Network Medical Management, Inc., a California corporation (the “Company”), and Kenneth Sim, M.D. (the “Shareholders’ Representative”). Parent, Merger Sub, the Company and the Shareholders’ Representative shall sometimes be referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein have the meanings ascribed to them in Article XIII of the Merger Agreement.

WHEREAS, Parent, the Company, Merger Sub and the Shareholders’ Representative are parties to the Agreement and Plan of Merger dated as of December 21, 2016, as amended on March 30, 2017 (the “Merger Agreement”);

WHEREAS, Section 12.6 of the Merger Agreement provides that the Merger Agreement may be amended by a written amendment signed by all of the Parties thereto; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Amendment to Section 1.5(b). Section 1.5(b) of the Merger Agreement is hereby deleted in its entirety.

2.          Amendment to Section 2.1(b)(ii).       Section 2.1(b)(ii) of the Merger Agreement is hereby amended and restated as follows:

“(ii)      Subject to Sections 2.1(b)(i) and 2.8, each Company Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of fully paid and nonassessable Parent Shares that would result in the Shareholders having a right to receive (I) an aggregate number of Parent Shares immediately following the Effective Time that represents eighty-two percent (82%) of the total issued and outstanding Parent Shares immediately following the Effective Time, assuming there are no Dissenting Shareholder Interests as of the Effective Time (the “Exchange Ratio”), plus (II) an aggregate of two million five hundred sixty-six thousand six hundred sixty-six (2,566,666) Parent Shares (the “Additional Parent Shares”), assuming there are no Dissenting Shareholder Interests as of the Effective Time. In addition, each Shareholder shall be entitled to receive such Shareholder’s Pro Rata Portion of the aggregate of eight hundred fifty thousand (850,000) warrants of Parent exercisable at eleven dollars ($11.00) per share and the aggregate of nine hundred thousand (900,000) warrants of Parent exercisable at ten dollars ($10.00) per share. Notwithstanding the foregoing, and for the avoidance of doubt, for purposes of calculating the Exchange Ratio, the aggregate number of Parent Shares held by the Shareholders immediately following the Effective Time shall exclude (i) any Parent Shares owned by the Shareholders immediately prior to the Effective Time, (ii) the Additional Parent Shares and (iii) any Parent Shares issuable to the Shareholders pursuant to the exercise of the Parent Warrants and/or the Closing Warrant Payment. Notwithstanding the foregoing, and for the avoidance of doubt, for purposes of calculating the Exchange Ratio, the total number of issued and outstanding Parent Shares immediately following the Effective Time shall exclude four hundred ninety-nine thousand (499,000) Parent Shares issued or issuable pursuant to the Securities Purchase Agreement dated as of March 30, 2017, between Parent and Alliance Apex, LLC (the “Purchase Agreement”). All such Company Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Company Shares (each, a “Certificate”) and each holder of Company Shares held in book-entry form shall, in each case, cease to have any rights with respect thereto, except the right to receive such Shareholder’s Pro Rata Portion of the Merger Consideration and any cash in lieu of fractional Parent Shares to be issued or paid in consideration therefor, and any rights to which holders of Company Shares become entitled in accordance with Section 3.16.”

3.          Amendment to Section 2.3. Section 2.3 of the Merger Agreement is hereby amended and restated as follows:

“2.3      Merger Consideration. Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by Parent shall be the Merger Consideration. The “Merger Consideration” is an amount equal to the total of:

•	ninety percent (90%) of the aggregate number of Parent Shares the Shareholders are entitled to receive pursuant to Section 2.1(b)(ii) (the “Closing Share Payment”), plus

•	eight hundred fifty thousand (850,000) warrants of Parent exercisable at eleven dollars ($11.00) per share, plus nine hundred thousand (900,000) warrants of Parent exercisable at ten dollars ($10.00) per share (collectively, the “Closing Warrant Payment,” and together with the Closing Share Payment, the “Closing Payment”), which warrants shall be in substantially the same form as the Series B Parent Warrants, plus

•	the remainder, if any, from the holdback shares (initially, ten percent (10%) of the aggregate number of Parent Shares the Shareholders are entitled to receive pursuant to Section 2.1(b)(ii) (the “Holdback Shares”)).”

4.          Amendment to Section 3.2(ii).        Section 3.2(ii) of the Merger Agreement is hereby amended and restated as follows:

“(ii)      except as set forth in Schedule 3.2 attached and except as authorized by the Company Board for issuances, deliveries and/or sales prior to the Closing of common stock of the Company or options to purchase common stock of the Company which options must be exercised or cancelled prior to, and cannot be outstanding at, the Closing, issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, stock options or any securities convertible into shares of capital stock or other equity, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity or any securities convertible into shares of capital stock or other equity, or enter into other agreements or commitments of any character obligating the Company to issue any such shares or convertible securities;”

5.          Amendment to Section 3.2(x).         Section 3.2(x) of the Merger Agreement is hereby amended and restated as follows:

“(x)       except as authorized by the Company Board for issuances, deliveries and/or sales prior to the Closing of common stock of the Company or options to purchase common stock of the Company which options must be exercised or cancelled prior to, and cannot be outstanding at, the Closing, change its authorized capital structure or authorize for issuance, issue, sell, grant, pledge or dispose of, or agree or commit to issue, sell, grant, pledge or dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of the Company or any other securities or equity equivalents;”

6.          Amendment to Section 3.13.         Section 3.13 of the Merger Agreement is hereby amended to add the following new sentence at the end of such Section:

“For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, any other agreement, or the governing documents of Parent, the Parties hereby acknowledge and agree that in no event prior to Closing (or earlier termination of this Agreement in accordance with the terms hereof) shall Company take any action to cause a dividend or distribution of or take any other action with respect to the Series A preferred stock and Series B preferred stock of Parent held by Company (the “Preferred Stock”), and the Preferred Stock shall continue to be held by Company until and through the Effective Time such that the value of the Preferred Stock shall thereby effectively be relinquished at the Effective Time, if and only if the Closing occurs and the Agreement has not been terminated, by Company and the Shareholders in exchange for the Merger Consideration.”

7.          Amendment to Section 3.14. Section 3.14 of the Merger Agreement is hereby amended and restated as follows:

“3.14 Working Capital Loans. The Company shall provide a working capital loan to Parent in the principal amount of Nine Million Dollars ($9,000,000), which shall be evidenced by a promissory note in substantially the form of Exhibit F attached hereto and shall be convertible into Parent Shares in accordance with the terms thereof (the “Convertible Note”). Of such amount, (A) Five Million Dollars ($5,000,000) was previously disbursed to Parent pursuant to a working capital loan evidenced by that certain Promissory Note dated January 3, 2017 (the “Original Note”) and (B) Four Million Dollars ($4,000,000) will be used for working capital and shall be funded by wire of immediately available funds to an account designated by Parent on October 17, 2017. Upon its execution, (i) the Convertible Note shall amend, restate and replace the Original Note, which shall thereupon be canceled together with the note previously executed by the Company and payable to the Shareholders’ Representative on behalf of the Shareholders in the principal amount of the Original Note and (ii) the entire outstanding principal balance of the Original Note, all accrued and unpaid interest thereon, and all other applicable fees, costs and charges, if any, shall be rolled into and become payable pursuant to the terms of the Convertible Note. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, any other agreement, or the governing documents of Parent, the Parties hereby acknowledge and agree that in no event prior to Closing (or earlier termination of this Agreement in accordance with the terms hereof) shall Company take any action to cause a dividend or distribution of or take any other action with respect to the Convertible Note, and the Convertible Note shall continue to be held by Company until and through the Effective Time such that the value of the Convertible Note shall thereby effectively be relinquished at the Effective Time, if and only if the Closing occurs and the Agreement has not been terminated, by Company and the Shareholders in exchange for the Merger Consideration.”

8.          Amendment to Section 3.15. Section 3.15 of the Merger Agreement is hereby amended to delete the words “less the amount of the Working Capital Loan Amount.”

9.          Amendment to Section 8.1. Section 8.1 of the Merger Agreement is hereby amended and restated as follows:

“8.1      Survival. All representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) of each of the Parties shall terminate and expire on, and shall cease to have any further force or effect following, the date which is two (2) years from the Closing Date (the “Expiration Date”); provided, however, that if at any time prior to the Expiration Date, an Indemnified Party has duly delivered to the applicable Indemnifying Parties a Claim Notice (satisfying the requirements set forth in Sections 8.4 and 8.5), then the specific indemnification claim asserted in such Claim Notice shall survive the Expiration Date until such time as such claim is resolved. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive Closing in accordance with its terms, and if no term is specified, then such covenants and agreements shall survive indefinitely following the Effective Time.”

10.        Amendment to Section 9.1(b)(i). Section 9.1(b)(i) of the Merger Agreement is hereby amended by replacing “August 31, 2017” with “March 31, 2018.”

11.        Amendment to Section 13.1.          Section 13.1 of the Merger Agreement is hereby amended as follows:

a.	The term “the Convertible Note” is added to the definition of “Transaction Documents” and replaces the term “the Working Capital Note” in such definition;

b.	The following definition is added to Section 13.1, inserted in alphabetical order: ““Convertible Note” has the meaning set forth in Section 3.14”; and

c.	The definitions “Shareholder Note” and “Working Capital Note” are deleted.

12.         Amendment to Exhibits. The title of Exhibit F of the Merger Agreement is hereby amended to be “Convertible Note.”

13.         Effect of Amendment. Except as expressly set forth in this Amendment, the Merger Agreement remains in full force and effect.

14.         Governing Law; Exclusive Jurisdiction. All disputes, claims or controversies arising out of or relating to this Amendment shall be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

15.         Execution of Amendment; Counterparts; Electronic Signature. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of copies of this Amendment and signature pages by facsimile transmission, by electronic mail in portable document format form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes.

16.         Modification. This Amendment may not be amended except by a written amendment signed by all of the Parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 2 to Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

PARENT:	Apollo Medical Holdings, Inc., a Delaware corporation

	By:	/s/ Warren Hosseinion
	Name:	Warren Hosseinion
	Title:	Chief Executive Officer

MERGER SUB:	Apollo Acquisition Corp., a California corporation

	By:	/s/ Warren Hosseinion
	Name:	Warren Hosseinion
	Title:	Chief Executive Officer

THE COMPANY:	Network Medical Management, Inc., a California corporation

	By:	/s/ Thomas Lam
	Name:	Thomas Lam
	Title:	Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:	/s/ Kenneth Sim
Kenneth Sim, M.D.